EXHIBIT 10.4

FORM OF
CONFIDENTIALITY, NON-COMPETITION AND
NON-SOLICITATION AGREEMENT

    This CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETITION
AGREEMENT ("Agreement") is made as of this ___ of ___ , ___ by and between ___, an individual ("Employee") and UGI Corporation ("UGI" and, together with its subsidiaries and affiliates, the "Company").

    WHEREAS, Employee is currently employed by UGI as its ____ and, as of ____, will be ____; and

    WHEREAS, Employee acknowledges that the business in which the Company is engaged is highly competitive, that the Company devotes a substantial amount of time and effort to the development and maintenance of Confidential Information (defined below) and that Confidential Information constitutes a valuable asset of the Company; and

    WHEREAS, Employee will be provided with and have access to Confidential Information during the course of Employee's employment and will be responsible for overall management of the Company; and

    WHEREAS, the Company will introduce Employee to important actual and potential Company clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships and Employee will be responsible for maintaining and growing such relationships; and

    WHEREAS, the Company will be entrusting Employee with the goodwill of the Company;
and

    WHEREAS, Employee will have the opportunity to develop relationships with the Company's employees, including the executive leadership team and senior management of the various business units; and

    WHEREAS, it would be detrimental to the Company for Employee to disclose Confidential Information or unfairly compete with the Company in a manner prohibited by this Agreement.

    NOW, THEREFORE, in consideration of the Employee's promotion and increases in Employee's annual base salary, annual bonus opportunity and annual equity award eligibility, and the mutual promises contained herein, and intending to be legally bound, Employee and the Company agree as follows:

    1.    Whereas Clauses.

    The Whereas Clauses set forth above are hereby incorporated and made a part of this Agreement.
    2.    Definitions.

    a.    The term "Confidential Information" as used herein shall mean an item of information, or a compilation of information, in any form (tangible or intangible) related to the Company's, or its parents', subsidiaries', or affiliates', business or the business or personal affairs of the Company's, or its parents', subsidiaries', or affiliates', customers, that the Company has not made public or of which it has not authorized public disclosure and that is not already generally known to the public or to other persons (individual(s) or entity(ies)) who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes known to others through improper means such as the unauthorized use or disclosure of the information by Employee or another person. Confidential Information includes, but is not limited to, information regarding (1) business and management strategy and organizational design; (2) actual or anticipated business; (3) products, sales and marketing plans; (4) technical data; (5) trade secrets; (6) past, present and prospective customer identities, lists, preferences, credit information and energy usage patterns; (7) pricing and marketing policies and practices; (8) financial and forecast information; (9) passwords, log-in information and other details relating to system access, databases and computer programs; (10) contractual and other dealings with customers, vendors and suppliers; (11) acquisition and strategic plans; (12) compliance and related initiatives; (13) risk profiles and tolerance; (14) all operating policies and practices; and (15) any information Employee has reason to know that the Company treats, or its parents, subsidiaries, and affiliates treat, as confidential for any purpose.

    b.    The term "Territory" refers to the 50 States of the United States and any other United States territories and foreign countries in which the Company conducts business.

    3.    Confidential Information and UGI Property.

    a.    Employee will protect the Confidential Information of the Company and its predecessors, as well as Confidential Information of any other party to whom the Company owes an obligation of non-disclosure, from disclosure and will not divulge it during or after Employee's employment to any other person or entity not associated with the Company, except as necessary to fulfill Employee's obligations, duties and responsibilities associated with Employee's work on behalf of the Company. To the extent that Employee is required to disclose Confidential Information in accordance with judicial proceedings or administrative orders, Employee shall give UGI reasonable notice prior to such disclosure and shall comply with any applicable protective order.

    b.    All reports, manuals, memoranda, electronic information and data and other materials made available to Employee by the Company during the performance of Employee's duties are the property of the Company, and Employee will use all such property exclusively for the Company's benefit and will return it, including copies, to the Company upon the Company's request, and in any event, without the requirement of a request, upon the termination of Employee's employment. Employee shall take reasonable security precautions and measures to maintain and protect the confidentiality of Confidential Information, and shall follow all policies and procedures of the Company regarding the handling, use, access, distribution, maintenance, and disclosure of same.
    c.    Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law- enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or Confidential Information within the limitations permitted by the 2016 Defend Trade Secrets Act ("DTSA"). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

    4.    Intellectual Property Ownership

    a.    Employee agrees to and does hereby grant and assign to the Company or its nominee, Employee's entire right, title, and interest in and to all Inventions that are made, conceived, or reduced to practice by Employee that (i) relate to the business of the Company, (ii) involve the use or assistance of any tools, time, material, personnel, information, or facility of the Company, or (iii) result from or relate to any work, services, or duties undertaken by Employee for the Company, whether or not made or conceived or reduced to practice or learned by Employee, either alone or jointly with others. For purposes of this Paragraph, "Inventions" means all inventions, whether patentable or not, innovations, improvements, discoveries, copyrightable materials, methods, technology, research data and results, databases, research techniques and methodology, analytical approaches, developments, software (including source code and object code), programs, customer lists, reports, distribution records, brochures, instructions, manuals, processes, and works of authorship.

    b.    Employee recognizes that all original works of authorship, including, but not limited to, literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works, recordings, models, photographs, slides, motion pictures, and audio visual works-whether copyrightable or not and regardless of the form or manner in which documented or recorded-as well as any trademarks, trade dress or names, symbols, special wording or devices used to identify a business or its business activities whether subject to trademark protection or not, conceived, created, or reduced to practice by Employee, alone or jointly with others, during Employee's employment shall to the fullest extent permissible by law be considered the Company's sole and exclusive property and "works made for hire" as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the "works made for hire" or similar notion or doctrine, and will be considered the Company's property from the moment or creation or conception forward for all purposes without the need for any further action or agreement by Employee or the Company.
    5.    Non-competition and Non-solicitation.

    In order to protect, among other things, the Company's interests and investment in Confidential Information, its relationships with its customers, vendors and other employees, and its goodwill, and as a material inducement to UGI to compensate Employee as well as provide Employee with additional benefits and other good and valuable consideration, Employee covenants and agrees that:

    a.    Employee will not during the term of Employee's employment with the Company and for the two (2) year period following termination of Employee's employment, regardless of which party terminates the employment relationship or why it is terminated, for any reason, participate in soliciting or communicating with a Customer of the Company with whom Employee had business-related contact or about which Employee received Confidential Information during the Look Back Period or, for the benefit of a Competitor, request, induce, or advise any Customer to withdraw, curtail, modify or cancel its business with the Company. For purposes of this Agreement, "Customer" means any Company customer with whom Employee had business-related contact or about which Employee received Confidential Information during the Look Back Period and any prospective customers of the Company which Employee solicited for the Company or received Confidential Information about during the Look Back Period; and "Competitor" means any business that provides a product or service that competes with the products or services of the Company that Employee was involved in or was provided Confidential Information about during the Look Back Period.

    Nothing in this Paragraph 5(a) shall prohibit Employee from passively investing in a publicly held business that competes with the Company provided Employee's investment is less than 1% of the outstanding stock or market value of the business and Employee does not otherwise violate this Agreement.

    b.    Employee agrees that for a period of two (2) years following the last date of Employee's employment with the Company, regardless of which party terminates the employment relationship or why it is terminated, Employee will not, (i) for the benefit of a Competitor's operations or sales within the Territory, directly or indirectly, alone or with others, act individually or as an owner, operator, shareholder, principal, director, officer, consultant, partner, employee, contractor, agent, or otherwise (other than on behalf of the Company) provide services that are the same or similar in function or purpose to the services Employee provided to the Company during the last two (2) years of employment ("Look Back Period") or (ii) provide such services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a business whose products and services include products and services offered by the Company regarding which Employee had material involvement or about which Employee received Confidential Information during the Look Back Period.

    c.    Employee will not during the term of Employee's employment with the Company and for the two (2) year period following termination of Employee's employment, regardless of which party terminates the employment relationship or why it is terminated, for any reason, participate in soliciting or communicating with any Company employee, consultant, or independent contractor for the purpose of persuading the employee, consultant, or independent contractor to end or modify the employee's, consultant's or independent contractor's relationship with the Company.

    6.    Tolling.

    In the event Employee breaches any or all subparagraphs of Paragraph 5 of this Agreement and the Company seeks injunctive relief to enforce those provisions, the time period for Employee's obligations will be extended by one day for each day of Employee's violation thereof, up to a maximum of two (2) years, or to the extent permitted by law.

    7.    Computer Fraud and Abuse Act (CFAA).

    Employee is only authorized to access the Company's computers that are within the course and scope of Employee's duties for the Company, and may only do so while in the active employment of the Company. All such authorization ends immediately upon the termination of employment. Employee is not authorized to access and use the Company's computers, email, or related computer systems to compete or to prepare to compete, or to otherwise compromise the Company's legitimate business interests, and unauthorized access to or use of the Company's computers in violation of the foregoing may subject Employee to civil and/or criminal liability.

    8.    Remedies.

    Employee acknowledges that the Company's remedies at law for any breach of the provisions contained herein would be inadequate and, in recognition of this fact, in the event of such a breach, in addition to any remedies at law the Company would be entitled to obtain, Employee consents to the issuance of equitable relief in the form of specific performance, temporary or permanent injunctive relief or any other equitable remedy which might be available. Employee agrees to pay any and all reasonable attorneys' fees the Company incurs in successfully enforcing this Agreement, however, that if Employee resides in and is subject to the law of a state that would convert this recovery of attorney's fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys' fees and costs provision shall not apply and each party will bear its own attorneys' fees and costs. Nothing in this Agreement shall be construed to reduce or limit any common law or statutory duty Employee would otherwise owe to the Company absent this

Agreement, including but not limited to the protection of trade secrets and Employee's duty of loyalty; nor shall this Agreement limit or eliminate any remedies available to the Company for a violation of such duties.

    9.    Entire Agreement.

    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous communications, representations, arrangements or agreements, whether written or oral, including, without limitation, any other confidentiality, non- competition and non-solicitation agreement in effect between Employee and UGI.
    10.    At-Will Statement.

    Nothing in this Agreement shall be construed to create a term or tenure of employment or to alter or create limitations on either party's right to terminate the employment relationship between UGI and Employee at either party's discretion. Any modifications of the at-will nature of the employment relationship between the parties, if any, must be contained in a separate written agreement executed by the Chief Human Resources Officer or the General Counsel of UGI.

    11.    Assignment.

    This Agreement shall be binding and inure to the benefit of UGI, its successors and assigns, and to the benefit of Employee. UGI may assign this Agreement to any party, without Employee's consent.

    12.    Amendment.

    This Agreement may only be amended by a written agreement signed by Employee and the Chief Human Resources Officer or the General Counsel of UGI.

    13.    Choice of Law and Venue.

    The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties agree that all actions or proceedings that arise out of, are associated with, require the interpretation of, or that are in any way directly or indirectly related to the subject matter covered in this Agreement or to any matter related to Employee's employment with the Company, shall be tried and litigated exclusively in the Court of Common Pleas for Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania. This choice of venue is intended by the parties to be mandatory and not permissive in nature. Therefore, the parties hereby waive any right to assert lack of personal jurisdiction or the doctrine of forum non conveniens or a similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance with this Paragraph. THE PARTIES IRREVOCABLY CONSENT AND AGREE THAT THE COURT OF COMMON PLEAS FOR MONTGOMERY COUNTY, PENNSYLVANIA AND THE UNITED

STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA HAVE PERSONAL JURISDICTION OVER EMPLOYEE AND UGI FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING CONCERNING THE MATTERS DESCRIBED ABOVE.

    14.    Severability.

    If any provision, paragraph or subparagraph of this Agreement is found by any court to be void or unenforceable in whole or in part, this determination shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant. The parties agree, however, that should a court construing this Agreement determine that any provision of the Agreement is overbroad or unenforceable, the court shall reform any overbroad or unenforceable provision in a manner that provides the Company with the greatest level of protection permissible under applicable law.

    15.    Additional Provisions.

    a.    Employee agrees to disclose the existence of this Agreement to any business, entity, person, firm, association, or corporation that Employee intends to be employed by, associate with, or provide consulting services for in order to ensure compliance with this Agreement. Employee hereby authorizes the Company to disclose the existence of this Agreement and to provide a copy of this Agreement to any of Employee's prospective or actual employers or any business, entity, person, firm, association, or corporation with which Employee intends to associate or to which Employee intends to provide consulting services.

    b.    In the event Employee leaves the employ of the Company, Employee agrees to notify the Company of the identity, address and phone number of Employee's next employer or affiliated business or entity with which Employee intends to associate or to which Employee intends to provide consulting services, as the case may be, and the scope and nature of activities involved in Employee's new role. The required notification shall be sent to the Chief Human Resources Officer and the General Counsel for the Company. Employee hereby consents to the notification of Employee's new employer or affiliated business or entity, as the case may be, of Employee's rights and obligations under this Agreement and will not assert that the Company's doing so constitutes actionable interference or wrongdoing.

    c.    Employee acknowledges that Employee has read and understands this Agreement, believes it to be reasonable, and is signing it voluntarily. Employee acknowledges that Employee's obligations under this Agreement will not impose an unreasonable economic hardship on Employee and are reasonable and necessary to protect the Company's legitimate business interests.

    d.    Employee acknowledges that Employee is not bound by any agreement or understanding with any third party that would inhibit Employee in any way from working for the

Company. To the extent that Employee has any confidentiality obligations or other restrictions under any applicable agreements with third parties, Employee agrees not to violate the terms of any such agreements or use any such confidential information of third parties in Employee's employment with the Company.

Dated this ___ day of ___ , 20___.

Employee:

Name